As filed with the Securities and Exchange Commission on November 25, 2025

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-8370041 (I.R.S. Employer Identification Number)

———————————————

1240 Deming Way

Madison, Wisconsin 53717

(Address of Principal Executive Offices including Zip Code)

Accuray Incorporated 2026 Equity Incentive Plan (the “Employee Plan”)

(Full Title of the Plan)

Stephen La Neve President and Chief Executive Officer Accuray Incorporated 1240 Deming Way Madison, WI 53717 (608) 824-2800	Copy to: Katharine A. Martin Lisa L. Stimmell Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒

Non-accelerated filer ☐ Smaller reporting company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which were filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the Commission on August 28, 2025 (File No. 001-33301) (including portions incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on October 1, 2025);

(b)
The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 filed with the Commission (File No. 001-33301) on November 5, 2025;

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission (File No. 001-33301) on August 22, 2025, September 19, 2025, and October 20, 2025 (other than the portions of these documents not deemed to be filed); and

(d)
The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 7, 2007 (File No. 001-33301), including any subsequently filed amendments and reports updating that description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement. Information contained in a Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this Registration Statement.

Item 4. Description of Securities

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•
any breach of the director’s duty of loyalty to the Registrant or to its stockholders;
•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•
any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation provides that it may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor to the Registrant.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Registrant’s amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding.

Further, the Registrant has entered into indemnification agreements with each of its current directors and officers. These agreements provide for the indemnification of the Registrant’s directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were the Registrant’s agents. The Registrant also maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Descriptions

4.1(1)	Form of Common Stock Certificate.
5.1(2)	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1(2)	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2(2)	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1(2)	Power of Attorney (contained on signature page hereto).
99.1(3)	Accuray Incorporated 2026 Equity Incentive Plan and form of award agreements thereunder
107.1(2)	Filing Fee Table

(1)
Incorporated by reference to Exhibit 4.3 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-138622), filed with the Commission on February 5, 2007.
(2)
Filed herewith.
(3)
Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 19, 2025 (No. 001-33301).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on the 25th day of November, 2025.

Accuray Incorporated

By:	/s/ Stephen La Neve
Stephen La Neve
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen La Neve and Ali Pervaiz and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen La Neve	President and Chief Executive Officer and Director (principal executive officer)	November 25, 2025
Stephen La Neve

/s/ Ali Pervaiz	Chief Financial Officer (principal financial officer)	November 25, 2025
Ali Pervaiz

/s/ Joseph E. Whitters	Chairperson of the Board and Director	November 25, 2025
Joseph E. Whitters

/s/ Chan W. Galbato	Director	November 25, 2025
Chan W. Galbato

/s/ James M. Hindman	Director	November 25, 2025
James M. Hindman

/s/ Beverly A. Huss	Director	November 25, 2025
Beverly A. Huss

/s/ Anne B. Le Grand	Director	November 25, 2025
Anne B. Le Grand

Director
Steven F. Mayer

/s Mika Nishimura	Director	November 25, 2025
Mika Nishimura

/s/ Byron Scott	Director	November 25, 2025
Byron Scott